Exhibit 99.1

Celanese Corporation Reports Second Quarter Earnings

Dallas, August 11, 2025: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported second quarter 2025 U.S. GAAP diluted earnings per share of $1.90 and adjusted earnings per share of $1.44. The Company generated net sales of $2.5 billion in the second quarter, a 6 percent increase from the previous quarter driven by increases of 4 percent in volume and 3 percent in currency, with a small offset in price. Most end-markets continued to be challenged in the second quarter, and Celanese remained focused on driving self-help measures to advance the strategic priorities of increasing cash to deleverage the balance sheet, intensifying cost improvements, and driving top-line growth through differentiated business models. These actions supported the Company's ability to deliver second quarter consolidated operating profit of $233 million, adjusted EBIT of $344 million, and operating EBITDA of $532 million at margins of 9, 14, and 21 percent, respectively. The results represented sequential improvement across all of these profitability metrics.
The difference between U.S. GAAP diluted earnings per share and adjusted earnings per share in the second quarter was due to tax benefit of $77 million offset by Certain Items totaling $42 million1.
Celanese implemented multiple new actions, in addition to previously announced plans, to deliver consistent earnings growth and increase cash generation to deleverage the balance sheet. These actions include the following:
•Utilized prepayment flexibility in the capital structure to fully repay the $200 million balance on the delayed draw term loan that was originally due in the first quarter of 2026. Additionally, since the close of the second quarter, the Company paid down an incremental $150 million of the five-year term senior unsecured loan due in 2027.
•Completed a new credit agreement and a new $1.75 billion senior unsecured revolving credit facility, which further reinforces the Company's strong liquidity position through 2030.
•Progressed to the second round of the Micromax® divestiture process, garnering significant interest from a large and diverse set of potential buyers.
•Announced the intention to exit the Sempach, Switzerland Elotex® redispersible powders location and the Engineered Materials Vamac® location at Sarnia (St. Clair) Canada. These actions are targeted to deliver approximately $5 to $10 million in cost savings in 2026. Activities from both sites will be absorbed into the Company's existing infrastructure.
1 Mainly driven by exit and shutdown costs related to business optimization projects.

"Since the start of 2025, we have been clear that cash generation is our number one priority, and I want to thank our teams for their focus and dedication in helping us achieve over $300 million of free cash flow in the quarter," said Scott Richardson, president and chief executive officer. "We anticipated the possibility of a challenging demand environment throughout the year and have emphasized the importance of cash generation, which has enabled us to pay off our delayed draw term loan," continued Richardson. "We are also pleased that the deliberate actions we took drove earnings results for us this quarter, especially in the Engineered Materials business. We are confident that our action plans will continue to drive value. However, the demand environment does not seem to be improving, so our focus remains unchanged. We continue to take aggressive actions to generate cash, reduce costs, and drive growth through our two highly differentiated business models."

Second Quarter 2025 Financial Highlights:

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,442	1,287	1,467
Acetyl Chain	1,115	1,116	1,202
Intersegment Eliminations	(25)	(14)	(18)
Total	2,532	2,389	2,651

Operating Profit (Loss)
Engineered Materials	165	96	138
Acetyl Chain	154	162	242
Other Activities	(86)	(90)	(130)
Total	233	168	250

Net Earnings (Loss)	202	(17)	153

Adjusted EBIT(1)
Engineered Materials	214	126	265
Acetyl Chain	196	168	277
Other Activities	(66)	(60)	(91)
Total	344	234	451

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	25	17	49
Acetyl Chain	43	3	33

Operating EBITDA(1)	532	414	632
Diluted EPS - continuing operations	$1.90	$(0.15)	$1.42
Diluted EPS - total	$1.81	$(0.19)	$1.41
Adjusted EPS(1)	$1.44	$0.57	$2.38

Net cash provided by (used in) investing activities	(88)	(98)	(91)
Net cash provided by (used in) financing activities	(116)	45	(489)
Net cash provided by (used in) operating activities	410	37	292
Free cash flow(1)	311	(73)	173
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Second Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered second quarter net sales of $1.1 billion, attributable to sequential declines of 1 percent in volume and 2 percent in price that were offset by an increase in currency. The overall demand environment for the business remained challenged. The business faced headwinds in acetate tow and the vinyls business. In acetate tow, sales were slower than anticipated, and customer inventory rebalancing from the first quarter did not abate as expected. In the vinyls business, pricing and volume actions the Company took did not fully materialize amid slowing demand. Acetyl Chain delivered second quarter operating profit of $154 million, adjusted EBIT of $196 million, and operating EBITDA of $260 million at margins of 14, 18, and 23 percent, respectively. In Asia, the Acetyl Chain was impacted by continued demand weakness across key end-markets like paints, coatings, and construction that was amplified by over-supply in China. In the Western Hemisphere, general demand sluggishness across these same key end-markets impacted the quarter. The Acetyl Chain continued to take actions to drive consistency of earnings, including optimizing production at low-cost, U.S. based assets, reducing operating rates at higher cost sites, and reducing global distribution costs to align with the demand environment.
Engineered Materials
Engineered Materials reported second quarter net sales of $1.4 billion, representing an increase of 12 percent compared to the previous quarter, consisting of a 9 percent increase in volume and a 3 percent increase due to currency. Volumes in the quarter were slightly improved from the previous quarter due to the easing of automotive destocking in Europe, but still below normal levels. Order books began to weaken in June, especially in Europe and China, and have continued to do so into the early stages of the third quarter. Engineered Materials reported second quarter operating profit of $165 million, adjusted EBIT of $214 million, and operating EBITDA of $326 million, with margins of 11, 15, and 23 percent, respectively. The strong business results were driven by deliberate actions taken earlier in the year to accelerate earnings improvement and offset headwinds related to a weaker demand environment and trade flow challenges. Product mix was favorable due to product positioned globally to capture available demand. Mix was also supported by continued focus on High Impact Programs (HIPs), higher margin projects that emphasize specialty product offerings. In terms of cash generation, Engineered Materials has continued to progress against the previously stated goal of reducing inventory by approximately $100 million in 2025.
Cash Flow and Tax
Celanese reported second quarter operating cash flow of $410 million and free cash flow of $311 million, which included cash capital expenditures of $93 million. Second quarter operating cash flow and free cash flow results were mainly driven by sequential earnings improvement and continued progress against inventory reduction goals in Engineered Materials.
The effective U.S. GAAP income tax rate for the three months ended June 30, 2025 was a benefit of 57 percent compared with an expense of 16 percent for the same period in 2024. The effective income tax rate for the current period is lower compared to the same period in 2024, primarily due to a net deferred tax benefit related to the relocation of certain intangible assets among wholly owned foreign affiliates as part of continued integration of global principal operations, and a tax benefit related to the resolution of a review of prior year tax matters.

Outlook
Celanese expects a softening demand environment across most key end-markets in the second half of the year. The Company anticipates slowing demand will partially offset the benefits from the cost reduction actions that are expected to be realized in the third quarter. Additionally, Celanese anticipates an approximate $25 million negative sequential impact to earnings due to ongoing inventory reduction efforts.
"In this low-demand environment that remains uncertain, we will continue to emphasize cash flow. While our order books are developing at a slower pace so far compared to last quarter, we remain agile and are poised to pivot our operations to align with available demand," said Scott Richardson. "Considering these dynamics, and our intention to release cash through inventory reduction, we anticipate third quarter adjusted earnings per share to be $1.10 to $1.40. Given the actions we are taking, our expectation remains to deliver $700 to $800 million of free cash flow in 2025."
"This is a challenging macro, and our teams are exhibiting resilience to continually find new areas to create value," continued Richardson. "We are relentlessly focused on identifying additional actions and we continue to take steps to stabilize the business, right size our cost structure, and position our company for long-term value creation."
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the second quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on August 11, 2025. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Jamaison Schuler	Petra Czugler
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2024 net sales of $10.3 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts, as well as any changes to our credit ratings; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about August 11, 2025 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2025.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(In $ millions, except share and per share data)
Net sales	2,532	2,389	2,651
Cost of sales	(1,997)	(1,913)	(2,010)
Gross profit	535	476	641
Selling, general and administrative expenses	(213)	(230)	(255)
Amortization of intangible assets	(42)	(40)	(38)
Research and development expenses	(31)	(31)	(33)
Other (charges) gains, net	(20)	(31)	(48)
Foreign exchange gain (loss), net	6	21	(9)
Gain (loss) on disposition of businesses and assets, net	(2)	3	(8)
Operating profit (loss)	233	168	250
Equity in net earnings (loss) of affiliates	29	22	51
Non-operating pension and other postretirement employee benefit (expense) income	1	2	2
Interest expense	(177)	(170)	(174)
Refinancing expense	—	(32)	—
Interest income	7	4	10
Dividend income - equity investments	41	1	31
Other income (expense), net	1	2	13
Earnings (loss) from continuing operations before tax	135	(3)	183
Income tax (provision) benefit	77	(9)	(29)
Earnings (loss) from continuing operations	212	(12)	154
Earnings (loss) from operation of discontinued operations	(10)	(6)	(1)
Income tax (provision) benefit from discontinued operations	—	1	—
Earnings (loss) from discontinued operations	(10)	(5)	(1)
Net earnings (loss)	202	(17)	153
Net (earnings) loss attributable to noncontrolling interests	(3)	(4)	2
Net earnings (loss) attributable to Celanese Corporation	199	(21)	155
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	209	(16)	156
Earnings (loss) from discontinued operations	(10)	(5)	(1)
Net earnings (loss)	199	(21)	155
Earnings (loss) per common share - basic
Continuing operations	1.91	(0.15)	1.43
Discontinued operations	(0.09)	(0.04)	(0.01)
Net earnings (loss) - basic	1.82	(0.19)	1.42
Earnings (loss) per common share - diluted
Continuing operations	1.90	(0.15)	1.42
Discontinued operations	(0.09)	(0.04)	(0.01)
Net earnings (loss) - diluted	1.81	(0.19)	1.41
Weighted average shares (in millions)
Basic	109.5	109.4	109.3
Diluted	109.7	109.4	109.5

Consolidated Balance Sheets - Unaudited

	As of June 30, 2025	As of December 31, 2024

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,173	962
Trade receivables - third party and affiliates, net	1,216	1,121
Non-trade receivables, net	703	493
Inventories	2,288	2,284
Other assets	295	285
Total current assets	5,675	5,145
Investments in affiliates	1,263	1,217
Property, plant and equipment, net	5,303	5,273
Operating lease right-of-use assets	388	388
Deferred income taxes	1,321	1,251
Other assets	525	555
Goodwill	5,466	5,387
Intangible assets, net	3,772	3,641
Total assets	23,713	22,857
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	252	1,501
Trade payables - third party and affiliates	1,283	1,228
Other liabilities	1,137	1,157
Income taxes payable	95	4
Total current liabilities	2,767	3,890
Long-term debt, net of unamortized deferred financing costs	12,689	11,078
Deferred income taxes	704	925
Uncertain tax positions	226	286
Benefit obligations	411	396
Operating lease liabilities	295	294
Other liabilities	917	408
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,483)	(5,486)
Additional paid-in capital	419	409
Retained earnings	11,243	11,071
Accumulated other comprehensive income (loss), net	(903)	(848)
Total Celanese Corporation shareholders' equity	5,276	5,146
Noncontrolling interests	428	434
Total equity	5,704	5,580
Total liabilities and equity	23,713	22,857